PROSPECTUS SUPPLEMENT                           EXHIBIT 99.1
(To Prospectus dated February 17, 2006)         REGISTRATION NO. 333-43142

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                     Primary
Name of Company(1)                   Ticker      Share Amounts   Trading Market
----------------------------------   ------      -------------   --------------
ALLTEL Corp.                           AT            1.07             NYSE
Crown Castle International Corp.       CCI            4               NYSE
Deutsche Telekom AG *                  DT          18.48409           NYSE
LM Ericsson Telephone Company *       ERIC           7.4             NASDAQ
Embarq Corporation                     EQ        1.539001744          NYSE
Motorola, Inc.                         MOT            41              NYSE
NexCen Brands Inc. (2)                NEXC            1              NASDAQ
Nokia Corp. *                          NOK            23              NYSE
Qualcomm Incorporated                 QCOM            26             NASDAQ
Research In Motion Limited            RIMM            4              NASDAQ
RF Micro Devices, Inc.                RFMD            4              NASDAQ
SK Telecom Co., Ltd. *                 SKM            17              NYSE
Sprint Nextel Corporation               S        30.78003488          NYSE
United States Cellular Corporation     USM            1               AMEX
Verizon Communications (3)             VZ             17              NYSE
Vivo Participacoes                     VIV            3               NYSE
Vodafone Group p.l.c. *                VOD          18.375            NYSE
Windstream Corporation                 WIN        1.10630082          NYSE


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(1)  As a result of the merger with Firestone Holdings LLC, effective December
7, 2006, Freescale Semiconductor CL B (NYSE ticker "FSL.B") is no longer an underlying constituent of Wireless HOLDRS Trust. For the 4.527015 shares of Freescale Semiconductor CL B per 100 shares round lot of Wireless HOLDRS, The Bank of New York received $181.0806. The Bank of New York distributed $1.810806 per depository share of Wireless HOLDRS.

(2) Effective November 1, 2006, Aether Holdings Inc. (NASDAQ ticker "AETH"), an underlying constituent of the Wireless HOLDRS Trust, changed its name to NexCen Brands Inc. (NASDAQ ticker "NEXC"). Effective November 2, 2006, creations of Wireless HOLDRS Trust require a deposit of 1 share of NexCen Brands Inc. per round lot of 100 Wireless HOLDRS.

(3) On November 1, 2006, notice was provided that, as a result of the spin-off of Idearc Inc. (NYSE ticker "IAR") from Verizon Communications Inc. (NYSE ticker "VZ"), an underlying component of the Wireless HOLDRS Trust, Idearc Inc. would be added as an underlying security of the Wireless HOLDRS Trust, pending verification that Idearc Inc. has a Standard & Poor's Global Industry Classification Standard sector that is the same as the Standard & Poor's Global Industry Classification Standard sector represented in the Wireless HOLDRS Trust. Pursuant to revised notice, Idearc Inc. was not added as an underlying security of the Wireless HOLDRS. For the 17 shares of Verizon Communications Inc. per 100 share round lot of Wireless HOLDRS, The Bank of New York received
0.85 shares of Idearc Inc. and distributed 0.0085 per depository share of Wireless HOLDRS on December 1, 2006.

* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.